Exhibit 5(v) under Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K



                                                               EXHIBIT I
                                     to the
                          Investment Advisory Contract

                         WORLD INVESTMENT SERIES, INC.
                      Federated Global Equity Income Fund

      For all services rendered by Adviser hereunder, the above-named Fund of the World Investment Series, Inc. shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to 1.00 of 1% of the average daily net assets of the Fund.

      The portion of the fee based upon the average daily net assets of the Fund shall be accrued daily at the rate of 1/365th of 1.00 of 1% applied to the daily net assets of the Fund.

      The advisory fee so accrued shall be paid to Adviser daily.

      Witness the due execution hereof this 1st day of December, 1997.



                                    WORLD INVESTMENT SERIES, INC.




                                    By:  /s/ John W. McGonigle
                                              Executive Vice President



                                    FEDERATED GLOBAL RESEARCH CORP.



                                    By:  Stephen A. Keen
                                                        Vice President